A0681732


OFFICE OF THE
SECRETARY OF STATE
SMS

State of California

Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of 1 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.


THE GREAT SEAL OF THE STATE OF
CALIFORNIA
EUREKA

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

SEP 05 2008

Debra Bowen

DEBRA BOWEN
Secretary of State

A0681732

ENDORSED - FILED
In the office of the Secretary of State
of the State of California

SEP 04 2008

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION

OF

NuTECH DIGITAL, INC.

A. Frederick Greenberg and Richard M. Greenberg certify that:

1. They are the duly elected and acting Chief Executive Officer, President and Secretary of the Corporation named above.

2. Article I of the Articles of Incorporation of this Corporation is amended to read as follows:

I

The name of this corporation is INTERLINK-US-NETWORK, LTD.

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the General Corporation Law. The total number of outstanding shares of Common Stock of the Corporation is 734,048 and the total number of outstanding shares of Series A Convertible Preferred Stock of the Corporation is 23,800. The number of shares voting in favor of the amendment equaled or exceeded the vote required, with 51% of the shares of Common Stock and 100% of Series A Convertible Preferred Stock approving the amendment. The percentage vote required for each class entitled to vote is 50.1% of the shares of Common Stock and 50.1% of the shares of Series A Convertible Preferred Stock.

I declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Executed on this 10th day of August, 2008.

A. Frederick Greenberg,
Chief Executive Officer

Richard M. Greenberg,
President and Secretary

OFFICE OF THE SECRETARY OF STATE